Exhibit 1.1

Form F-4

EXECUTION COPY

$75,000,000

ACETEX CORPORATION

10-7/8% Senior Notes due 2009

Purchase Agreement

July 25, 2003

UBS Securities LLC

As Representative of
the several Initial
Purchasers listed in
Schedule 1 hereto

c/o UBS Securities LLC
299 Park Avenue
New York, New York 10171

Ladies and Gentlemen:

Acetex Corporation, an Alberta, Canada corporation (the “Company”), proposes to issue and sell to the several Initial Purchasers listed in Schedule 1 hereto (the “Initial Purchasers”), for whom you are acting as representative (the “Representative”) $75,000,000 principal amount of its 10-7/8% Senior Notes due 2009 (the “Securities”).  The Securities will be issued as additional securities under an indenture dated as of August 7, 2001, among the Company, Acetex LLC, a Delaware limited liability company, Acetex B.V., a Netherlands company and The Bank of New York, as trustee (the “Trustee”) (the “Indenture”).  Pursuant to the Indenture and a supplemental indenture to be dated August 5, 2003 (the “Supplemental Indenture”), the securities will be guaranteed on an unsecured senior basis (the “Guarantees”) by Acetex LLC and Acetex B.V. (together the “Existing Guarantors”), AT Plastics Inc., an Ontario, Canada corporation (“AT Plastics”) and Alberta AG-Industries, Ltd., an Alberta, Canada corporation (together with AT Plastics the “New Guarantors” and together with the Existing Guarantors the “Guarantors”).

The Securities will be sold to the Initial Purchasers (i) without being registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon an exemption therefrom and (ii) without the filing of a prospectus with any Canadian securities commission or similar regulatory authority  under the securities laws, rules, regulations and written policy statements of any province of Canada (collectively, the Canadian Securities Laws”)  The Company has prepared a preliminary offering memorandum dated July 21, 2003 (the “Preliminary Offering Memorandum”) and will prepare an offering memorandum dated the date hereof (the “Offering Memorandum”) setting forth information concerning the Company and the

Securities.  As used herein with respect to sales of Securities in Canada, the term “Memorandum” shall include a Canadian supplement thereto and the documents incorporated by reference therein, if any.  Copies of the Preliminary Offering Memorandum have been, and copies of the Offering Memorandum will be, delivered by the Company to the Initial Purchasers pursuant to the terms of this Agreement.  The Company hereby confirms that it has authorized the use of the Preliminary Offering Memorandum and the Offering Memorandum in connection with the offering and resale of the Securities by the Initial Purchasers in the manner contemplated by this Agreement.

Holders of the Securities (including the Initial Purchasers and their direct and indirect transferees) will be entitled to the benefits of a Registration Rights Agreement, substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”), pursuant to which the Company and the Guarantors will agree to file one or more registration statements with the Securities and Exchange Commission (the “Commission”) providing for the registration under the Securities Act of the Securities or the Exchange Securities referred to (and as defined in) the Registration Rights Agreement.

The Securities will be issued and sold in connection with the consummation of the transactions contemplated by the combination agreement dated as of June 23, 2003 (the “Combination Agreement”), between the Company, 2028569 Ontario Limited and AT Plastics, pursuant to which the Company has agreed, subject to certain conditions, to exchange AT Plastics shareholders’ common shares for shares of the Company’s common stock.  Upon consummation of the acquisition of AT Plastics, AT Plastics will become a wholly owned subsidiary of the Company (the “Acquisition”).

References in the Agreement to the subsidiaries of the Company shall include all direct and indirect subsidiaries of the Company after the consummation of the Acquisition as listed on Schedule 2.

Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Offering Memorandum.

The Company hereby confirms its agreement with the Initial Purchasers concerning the purchase and resale of the Securities, as follows:

1.  Purchase and Resale of the Securities.  (a)  The Company agrees to issue and sell the Securities to the several Initial Purchasers as provided in this Agreement, and each Initial Purchaser, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, agrees to purchase from the Company,  severally and not jointly, the principal amount of Securities set forth opposite such Initial Purchaser’s name in Schedule 1 hereto at a price equal to 106.7625% of the principal amount so reflected opposite such Initial Purchaser’s name plus accrued interest, if any, from August 1, 2003.  The Company will not be obligated to deliver any of the Securities except upon payment for all the Securities to be purchased as provided herein.

(b)  The Company understands that the Initial Purchasers intend to offer the Securities for resale on the terms set forth in the Offering Memorandum.  Each Initial Purchaser, severally and not jointly, represents, warrants and agrees that:

(i) it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act (“Regulation D”) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act; and

(ii) it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Securities as part of their initial offering except:

(A) within the United States to persons whom it reasonably believes to be qualified institutional buyers, as defined in Rule 144A under the Securities Act (“Rule 144A”), in transactions pursuant to Rule 144A, and in connection with each such sale, it has taken or will take reasonable steps to ensure that the purchaser of the Securities is aware that such sale is being made in reliance on Rule 144A; or

(B) in accordance with the restrictions set forth in Annex A hereto.

(c)  Each Initial Purchaser acknowledges and agrees that the Company and, for purposes of the opinions to be delivered to the Initial Purchasers pursuant to Sections 5(f) and 5(g), counsel for the Company and for the Initial Purchasers, respectively, may rely upon the accuracy of the representations and warranties of the Initial Purchasers and their compliance with their agreements contained in paragraph (b) above (including Annex A hereto), and each Initial Purchaser hereby consents to such reliance.

(d)  The Company acknowledges and agrees that the Initial Purchasers may offer and sell Securities to or through any affiliate of an Initial Purchaser and that any such affiliate may offer and sell Securities purchased by it to or through any Initial Purchaser.

2.  Payment and Delivery.  (a)  Payment for and delivery of the Securities will be made at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, NY 10019, at 10:00 A.M., New York City time, on August 5, 2003, or at such other time on the same or such other date, not later than the fifth Business Day thereafter, as the Representative and the Company may agree upon in writing.  The time and date of such payment and delivery is referred to herein as the “Closing Date”.  As used herein, the term “Business Day” means any day other than a day on which banks are permitted or required to be closed in New York city.

(b)  Payment for the Securities shall be made by wire transfer in immediately available funds to the account specified by the Company to the Representative against delivery to the nominee of The Depository Trust Company, for the account of the Initial Purchasers, of one or more global notes representing the Securities (collectively, the “Global Note”), with any transfer taxes payable in connection with the sale of the

Securities duly paid by the Company.  The Global Note will be made available for inspection by the Representative not later than 1:00 P.M., New York City time, on the Business Day prior to the Closing Date.

3.  Representations and Warranties of the Company and the Guarantors.  The Company and the Existing Guarantors as of the date hereof (except with respect to any representation and warranty that speaks as of the Closing Date or any representation or warranty to the extent it relates to the New Guarantors) and the New Guarantors, as of the Closing date, jointly and severally represent and warrant to each Initial Purchaser that:

(a)  Offering Memorandum.  The Preliminary Offering Memorandum, as of its date, did not, and the Offering Memorandum, in the form first used by the Initial Purchasers to confirm sales of the Securities and on the Closing Date, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company and the Guarantors make no representation or warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representative expressly for use in the Preliminary Offering Memorandum and the Offering Memorandum.

(b)  Financial Statements.  The financial statements and the related notes thereto included in the Preliminary Offering Memorandum and the Offering Memorandum present fairly the financial position of the Company and its subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis; and the pro forma financial information and the related notes thereto included in the Preliminary Offering Memorandum and the Offering Memorandum is based upon good faith estimates and assumptions believed by the Company to be reasonable; and the principal assumptions underlying such pro forma financial information are set forth in the Preliminary Offering Memorandum and the Offering Memorandum.

(c)  No Material Adverse Change.  Since the date of the most recent audited financial statements of the Company or its subsidiaries included in the Preliminary Offering Memorandum and the Offering Memorandum, or as contemplated thereby, (i) there has not been any change in the capital stock or long-term debt of the Company or any of its subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company or any of its subsidiaries on any class of capital stock, or any material adverse change, or, to the best of the Company’s knowledge, any development involving a prospective material adverse change, in or affecting the general affairs, business, properties, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries taken as a whole (provided, however, that (x) employee compensation plans in the ordinary course of business and (y) distributions by Acetex LLC to the Company to the extent necessary to make interest payments under the Indenture shall not constitute a change in the capital stock for purposes of this clause (c)(i)); (ii) neither the Company nor any of its subsidiaries has entered into any transaction or agreement that is material to the Company and its subsidiaries taken as a whole (whether or not in the ordinary course of business) or incurred any liability or obligation, direct or contingent, that is material to the Company and its subsidiaries taken as a whole; and (iii) neither the Company nor any of its subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, except in each case as otherwise specifically disclosed in the Preliminary Offering Memorandum and the Offering Memorandum.

(d)  Incorporation and Good Standing.  The Company and each of its subsidiaries have been duly organized and are validly existing organizations in good standing under the laws of their respective jurisdictions of organization, are duly qualified to do business and are in good standing as foreign corporations in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified or have such power or authority would not, individually or in the aggregate, have a material adverse effect on the general affairs, business, properties, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries taken as a whole or on the performance by the Company of its obligations under the Securities (a “Material Adverse Effect”).  The Company does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed in Schedule 2 to this Agreement.

(e)  Capitalization.  The Company has an authorized capitalization as set forth in the Preliminary Offering Memorandum and the Offering Memorandum under the heading “Capitalization”; and all the outstanding shares of capital stock or other equity interests of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and nonassessable and (except as disclosed in the Offering Memorandum and for directors’ qualifying shares and shares held by other persons to the extent such shares are required by applicable law to be held by a person other than the Company) are owned directly or indirectly by the Company, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party.

(f)  Due Authorization.  The Company and each of the Guarantors have full right, power and authority to execute and deliver this Agreement, the Securities, the Supplemental Indenture (including each Guarantee set forth therein), the Exchange Securities and the Registration Rights Agreement (collectively, the “Transaction Documents”) and to perform their respective obligations hereunder and thereunder; and all action (corporate and other) required to be taken for the due and proper authorization, execution and delivery of each of the Transaction Documents and the consummation of the transactions contemplated thereby have been duly and validly taken.

(g)  Transaction Documents.  This Agreement has been duly authorized, executed and delivered by the Company and each of the Guarantors; the Supplemental Indenture has been duly authorized, executed and delivered by the Company and each of the

Guarantors; the Securities have been duly authorized by the Company and, when duly executed, authenticated, issued and delivered as provided in the Indenture and the Supplemental Indenture and paid for as provided herein, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture and the Supplemental Indenture; the Guarantees have been duly authorized by the Guarantors, and, when the Securities have been duly executed, authenticated, issued and delivered as provided in the Indenture and paid for us as provided herein, will be valid and binding obligations of the Guarantors entitled to the benefits of the Indenture and the Supplemental Indenture; the Supplemental Indenture has been duly authorized by the Company and each of the Guarantors and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding agreement of the Company and each of the Guarantors, and on the Closing Date the Supplemental Indenture will conform in all material respects to the requirements of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and the rules and regulations of the Commission applicable to an indenture that is qualified thereunder; on the Closing Date the Exchange Securities (including the related guarantees) will have been duly authorized by the Company and each of the Guarantors and, when duly executed, authenticated, issued and delivered as contemplated by the Registration Rights Agreement, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company, as issuer, and each of the Guarantors, as guarantor, entitled to the benefits of the Indenture; the Registration Rights Agreement has been duly authorized by the Company and each of the Guarantors; and each Transaction Document conforms in all material respects to the description thereof contained in the Preliminary Offering Memorandum and the Offering Memorandum.

(h)  No Violation or Default.  Neither the Company nor any of its subsidiaries is (i) in violation of its charter, by-laws or similar organizational documents; (ii) other than (x) with respect to defaults of financial covenants, which defaults shall be waived as of the Closing Date, under the Financing Agreement dated as of January 10, 2002 between CIT Business Credit Canada Inc. and AT Plastics (the “CIT Facility”), and (y) defaults of financial covenants under the Financing Agreement dated as of January 10, 2002 by AT Plastics Inc. and the Regiment Capital II, L.P. and the Credit Agreement dated as of January 10, 2002 by AT Plastics Inc. and Peninsula Fund III, L.P., where such facilities will have been terminated by the Closing Date, in default in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; or (iii) in violation in any material respect of any law or statute or any judgment, order or regulation of any court or arbitrator or governmental or regulatory authority to which it or its property or assets may be subject, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

(i)  No Conflicts With Existing Instruments; No Consents Required.  The execution, delivery and performance by the Company and each of the Guarantors of each of the Transaction Documents to which each is a party, the issuance and sale of the Securities and compliance by the Company and each of the Guarantors with the terms thereof and the consummation of the transactions contemplated by the Transaction Documents will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, nor will any such action result in any violation of the provisions of the charter, by-laws or any similar organizational documents of the Company or any of its subsidiaries or any law or statute or any judgment, order or regulation of any court or arbitrator or governmental or regulatory authority having jurisdiction over the Company or any of its subsidiaries or any of their respective properties or assets; and assuming the accuracy of the representations and warranties of the Initial Purchasers contained in Section 1(b) (including Annex A hereto) and their compliance with their agreements set forth therein, no consent, approval, authorization, order, registration or qualification of or with any such court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Company and each of the Guarantors of each of the Transaction Documents to which each is a party, the issuance and sale of the Securities and compliance by the Company and each of the Guarantors with the terms thereof and the consummation of the transactions contemplated by the Transaction Documents, except for such consents, approvals, authorizations, orders, filings and registrations or qualifications as may be required (i) under applicable state or provincial securities laws and pursuant to the rules of the Toronto Stock Exchange Inc. in connection with the purchase and resale of the Securities by the Initial Purchasers and (ii) with respect to the Exchange Securities under the Securities Act and applicable state securities laws and under the Canadian Securities Laws, as contemplated by the Registration Rights Agreement.

(j)  Legal Proceedings.  Except as specifically described in the Preliminary Offering Memorandum and the Offering Memorandum, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any of its subsidiaries is or may be a party or to which any property of the Company or any of its subsidiaries is or may be the subject that, individually or in the aggregate, if determined adversely to the Company or any of its subsidiaries, could reasonably be expected to have a Material Adverse Effect; and to the best knowledge of the Company and each of the Guarantors, no such investigations, actions, suits or proceedings are threatened or contemplated by any governmental or regulatory authority or threatened by others.

(k)  Independent Accountants.  KPMG, LLP, who have certified certain financial statements of the Company and its subsidiaries are independent public accountants with respect to the Company and its subsidiaries within the meaning of Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants and its interpretations and rulings thereunder, Section 152 of the Business Corporations Act (Ontario), Section 161 of the Business Corporations Act (Alberta) and the Canadian Securities Laws as interpreted and applied by the provincial securities regulatory authorities.

(l)  Title to Real and Personal Property.  The Company and its subsidiaries have good and marketable title to, or have valid rights to lease or otherwise use, all items of real and personal property that are material to the respective businesses of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except as disclosed in the Offering Memorandum and those that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries or (ii) could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(m)  Title to Intellectual Property.  The Company and its subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses; and the conduct of their respective businesses will not conflict in any material respect with any such rights of others and the Company and its subsidiaries have not received any notice of any claim of infringement of or conflict with any such rights of others with respect to any intellectual property rights that, if determined adversely to the Company or any such subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(n)  Investment Company Act.  Neither the Company nor any of its subsidiaries is, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Preliminary Offering Memorandum and the Offering Memorandum none of them will be required to be registered as an “investment company” or an entity “controlled” by an entity required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder (collectively, “Investment Company Act”).

(o)  Licenses and Permits.  Except as described in the Offering Memorandum, the Company and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Preliminary Offering Memorandum and the Offering Memorandum, except where the failure to possess or make the same could not, individually or in the aggregate, have a Material Adverse Effect; and except as specifically described in the Preliminary Offering Memorandum and the Offering Memorandum, neither the Company nor any of its subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course, except for any revocation, modification or nonrenewal that could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(p)  No Labor Disputes.  No labor disturbance by or dispute with employees of the Company or any of its subsidiaries exists or, to the best knowledge of the Company and each of the Guarantors, is contemplated or threatened that could, individually or in the aggregate, have a Material Adverse Effect.

(q)  Compliance With Environmental Laws.  Except as disclosed in the Offering Memorandum, the Company and its subsidiaries (i) are in compliance with any and all applicable federal, state, local and foreign laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”), and none of them has received notice of any outstanding violations of any Environmental Laws; (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except for any such failure to comply, or to receive required permits, licenses or approvals and for such violations, as would not, individually or in the aggregate, have a Material Adverse Effect.

(r)  Accounting Controls.  The Company and its subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(s)  Insurance.  The Company and its subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption, which insurance is in amounts and insures against such losses and risks as are adequate to protect the Company and its subsidiaries and their respective businesses; and neither the Company nor any of its subsidiaries has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

(t)  Margin Rules.  Neither the issuance, sale and delivery of the Securities nor the application of the proceeds thereof by the Company as described in the Offering Memorandum will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

(u)  No Restrictions on Subsidiaries.  Other than with respect to the Indenture, no subsidiary of the Company is currently prohibited under the terms of any agreement or other instrument to which it is a party or to which it or any of its subsidiaries is bound or to which any of its or its subsidiaries’ property or assets is subject, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s properties or assets to the Company or any other subsidiary of the Company; provided, however, that notwithstanding this paragraph (u), the CIT Facility may restrict (i) AT Plastics’ ability to purchase, acquire, redeem or retire, any of the capital stock or equity interest of AT Plastics or (ii) AT Plastics’ ability to sell, lease, transfer or dispose of collateral securing the CIT Facility or substantially all of the portion of AT Plastics’ assets that do not secure the CIT Facility.

(v)  No Broker’s Fees.  Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company or any of its subsidiaries or any Initial Purchaser for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Securities.

(w)  Rule 144A Eligibility.  The Securities satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act, and each of the Preliminary Offering Memorandum and the Offering Memorandum, as of its respective date, contains or will contain all the information that, if requested by a prospective purchaser of the Securities, would be required to be provided to such prospective purchaser pursuant to Rule 144A(d)(4) under the Securities Act.

(x)  No Integration.  Neither the Company, nor its subsidiaries nor any of their affiliates (as defined in Rule 501 (b) of Regulation D) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Securities Act.

(y)  No General Solicitation or Directed Selling Efforts.  None of the Company or its subsidiaries or any of their affiliates or any other person acting on its or their behalf has (i) solicited offers for, or offered or sold, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act or (ii) engaged in any directed selling efforts within the meaning of Regulation S under the Securities Act (“Regulation S”), and all such persons have complied with the offering restrictions requirement of Regulation S.

(z)  Securities Law Exemptions.  Assuming the accuracy of the representations and warranties of the Initial Purchasers contained in Section 1(b) (including Annex A hereto) and their compliance with their agreements set forth therein, it is not necessary, in connection with the issuance and sale of the Securities to the Initial Purchasers and the offer, resale and delivery of the Securities by the Initial Purchasers in the manner contemplated by this Agreement and the Offering Memorandum, to register the Securities under the Securities Act, to file a prospectus with any Canadian securities commission or similar regulatory authority under the Canadian Securities Laws or to qualify the Indenture under the Trust Indenture Act.  The Company is and, as of the Closing Date will, continue to be a qualifying issuer as this term is defined in Multilateral Instrument 45-102 as in effect in the provinces of Ontario or British Columbia.  No prospectus is required and no other document must be filed, proceeding taken, or authorization, order, approval, permit or consent obtained under the Canadian Securities Laws in effect in the provinces of Ontario or British Columbia in connection with the first trade in the Securities in Ontario or British Columbia as long as four months have elapsed from the date of issuance of the Securities and the other conditions set forth in Section 2.5 of Multilateral Instrument 45-102 have been complied with,  or such trade is undertaken pursuant to a prospectus exemption by or through persons registered under such applicable legislation or exempt from such registration requirements.

(aa)  No Stabilization.  Neither the Company nor any of the Guarantors has taken, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities.

(bb)  Forward-Looking Statements.  No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21 E of the Exchange Act) contained in the Preliminary Offering Memorandum and the Offering Memorandum has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

(cc)  No Tax Withholding.  Except as disclosed in the Preliminary Offering Memorandum and the Offering Memorandum, under current laws and regulations of Canada and any political subdivision thereof, all interest, principal, premium, if any, and other payments due or made on the Securities may be paid by the Company to the holder thereof in United States dollars and all such payments made to holders thereof who are nonresidents of Canada will not be subject to income, withholding or other taxes under laws and regulations of Canada or any political subdivision or taxing authority thereof or therein and will otherwise be free and clear of any other tax, duty, withholding or deduction in Canada or any political subdivision or taxing authority thereof or therein and without the necessity of obtaining any governmental authorization in Canada or any political subdivision or taxing authority thereof or therein.

(dd)  No Other Taxes.  No stamp duty, value-added tax, withholding tax or other similar tax or duty is payable in or may be required by the United States, Canada or any other jurisdiction in which the Company or any of its subsidiaries is organized or engaged in business for tax purposes or, in each case, any political subdivision thereof or any authority having the power to tax, in connection with the execution or delivery of this Agreement or the Registration Rights Agreement or the authorization, issuance, sale or delivery of the Securities by the Company to the Initial Purchasers or the initial resales thereof by the Initial Purchasers in the manner contemplated by this Agreement and the Offering Memorandum.

(ee)  No Immunity from Jurisdiction.  None of the Company or any of its subsidiaries or its properties or assets has any sovereign immunity from the jurisdiction of any court or from any legal process under the laws of the United States, Canada, France or the Netherlands.

(ff)  No Required Filings.  To ensure the legality, validity, enforceability and admissibility into evidence of each of this Agreement, the Registration Rights Agreement, the Securities and any other document to be furnished hereunder in Canada, France or the Netherlands, it is not necessary that this Agreement, the Registration Rights Agreement, the Securities or such other document to be filed or recorded within any court or other authority in Canada, France or the Netherlands, or any stamp or similar tax be paid in Canada, France or the Netherlands, except for certain filings and fees required under applicable Canadian Securities Laws in the provinces of British Columbia and Ontario in which Securities will be sold pursuant to prospectus and/or registration exemptions.

(gg)  Intercompany Notes; Cash-Pooling Agreement.  As of the Closing Date, each of the Intercompany Notes (i) will have been duly authorized by the applicable obligor and is duly and validly issued and outstanding and constitutes a valid and legally binding obligation of such obligor, (ii) will mature on the maturity date of the Securities, (iii) will bear interest at a rate not less than 10.5% per annum and (iv) will be subject to acceleration prior to its maturity if the Securities are accelerated upon an Event of Default.  The Transatlantique Secured Note is secured by a first-priority security interest in the Transatlantique Collateral.  The Chimie Secured Note is secured by a first-priority security interest in the Chimie Collateral and is guaranteed by Transatlantique.  Transatlantique and Chimie are parties to a cash-pooling agreement pursuant to which Chimie is permitted to transfer funds to Transatlantique in an amount sufficient to enable Transatlantique to pay its obligations in respect of the Transatlantique Secured Note, the Original Transatlantique Note and the Chimie Secured Note.

(hh)  No Conflicts with Combination Agreement.  The execution, delivery and performance by the Company and its subsidiaries of the Combination Agreement, and compliance with the terms and provisions thereof do not and will not, (i) result in a violation of any law, rule or regulation, (ii) result in a violation of any order, writ, judgment or decree known to the Company or its subsidiaries and applicable to the Company or any subsidiary of the Company or any of their properties, (iii) result in a violation of the Articles of Incorporation or by-laws or similar charter documents of the Company or of any subsidiary of the Company,  or (iv) breach or result in a default or result in the acceleration of, or entitle any party to accelerate under any agreement or instrument to which the Company or any subsidiary of the Company is a party or by which the Company or any such subsidiary is bound or to which any of the properties of the Company or any such subsidiary is subject, except in the case of clauses (i), (ii) and (iv) for such breaches, violations or defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

(ii)  Due Authorization of Combination Agreement.  The Combination Agreement has been duly authorized, executed and delivered by the Company and the subsidiaries party thereto.  The Combination Agreement, assuming due execution and delivery by the other parties thereto, constitutes a valid and legally binding obligation of the Company and the subsidiaries party thereto and is enforceable against the Company and its subsidiaries in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and the discretion of courts in granting equitable remedies and except that the enforceability of any rights to indemnity or contribution may be limited by federal or state securities laws or by public policy.

(jj)  Delivery of Combination Agreement.  The Company has delivered to the Initial Purchasers a true and correct copy of the Combination Agreement in the form as originally executed, and there have been no amendments or waivers thereto or in the exhibits or schedules thereto other than those as to which the Initial Purchasers shall have been advised in writing prior to the date hereof.

4.  Further Agreements of the Company and the Guarantors.  The Company and each of the Guarantors jointly and severally covenant and agree with each Initial Purchaser that:

(a)  Delivery of Copies.  The Company will deliver to the Initial Purchasers as many copies of the Preliminary Offering Memorandum and the Offering Memorandum (including all amendments and supplements thereto) as the Representative may reasonably request.

(b)  Amendments or Supplements.  Before distributing any amendment or supplement to the Preliminary Offering Memorandum or the Offering Memorandum, the Company will furnish to the Representative a copy of the proposed amendment or supplement for review and will not distribute any such proposed amendment or supplement to which the Representative reasonably objects.

(c)  Notice to the Representative.  The Company will advise the Representative promptly, and confirm such advice in writing, (i) of the issuance by any governmental or regulatory authority of any order preventing or suspending the use of the Preliminary Offering Memorandum or the Offering Memorandum or the initiation or threatening of any proceeding for that purpose; (ii) of the occurrence of any event at any time prior to the completion of the initial offering of the Securities as a result of which the Offering Memorandum as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Offering Memorandum is delivered to a purchaser, not misleading; and (iii) of the receipt by the Company of any notice with respect to any suspension of the qualification of the Securities for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and the Company will use its reasonable best efforts to prevent the issuance of any such order preventing or suspending the use of the Preliminary Offering Memorandum or the

Offering Memorandum or suspending any such qualification of the Securities and, if issued, will obtain as soon as possible the withdrawal thereof.

(d)  Ongoing Compliance of the Offering Memorandum.  If at any time prior to the completion of the initial offering of the Securities (i) any event shall occur or condition shall exist as a result of which it is necessary to amend or supplement the Offering Memorandum in order to make the statements therein, in the light of the circumstances when the Offering Memorandum is delivered to a purchaser, not misleading or (ii) it is necessary to amend or supplement the Offering Memorandum to comply with law, the Company will promptly notify the Representative thereof and forthwith prepare and, subject to paragraph (b) above, furnish to the Initial Purchasers such amendments or supplements to the Offering Memorandum as may be necessary so that the statements in the Offering Memorandum as so amended or supplemented will not, in the light of the circumstances existing when the Offering Memorandum is delivered to a purchaser, be misleading or so that the Offering Memorandum will comply with law.

(e)  Blue Sky Compliance.  The Company will cooperate with the Initial Purchasers to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Representative shall reasonably request and will continue such qualifications in effect so long as may be reasonably required for the offering and resale of the Securities; provided that neither the Company nor any of the Guarantors shall be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction.

(f)  Clear Market.  During the period from the date hereof through and including the date that is 180 days after the date hereof, the Company and each of the Guarantors will not, without the prior written consent of the Representative, offer, sell, contract to sell or otherwise dispose of any U.S. dollar-denominated debt securities issued or guaranteed by the Company or any of the Guarantors and having a tenor of more than one year.

(g)  Use of Proceeds.  The Company will apply the net proceeds from the sale of the Securities as described in the Offering Memorandum.

(h)  Supplying Information.  For so long as the Securities remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Company and each of the Guarantors will furnish to holders of the Securities and prospective purchasers of the Securities designated by such holders, upon the request of such holders or such prospective purchasers, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to and in compliance with Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(i)  PORTAL and DTC.  The Company will assist the Initial Purchasers in arranging for the Securities to be designated Private Offerings, Resales and Trading through Automated Linkages (“PORTAL”) Market securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. (“NASD”) relating to trading in the PORTAL Market and for the Securities to be eligible for clearance and settlement through The Depository Trust Company (“DTC”).

(j)  No Resales by the Company.  Until the issuance of the Exchange Securities, the Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Securities that have been acquired by any of them, except for Securities purchased by the Company or any of its affiliates and resold in a transaction registered under the Securities Act.

(k)  No Integration.  Neither the Company nor any of its affiliates will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Securities Act.

(l)  No General Solicitation or Directed Selling Efforts.  None of the Company or any of its affiliates or any other person acting on its or their behalf will (i) solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act or (ii) engage in any directed selling efforts within the meaning of Regulation S, and all such persons will comply with the offering restrictions requirement of Regulation S.

(m)  No Stabilization.  Until the Representative shall have notified the Company of the completion of the resale of the Securities by the Initial Purchasers, neither the Company nor any of the Guarantors will take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities.

(n)  Tax Gross-Up.  Each of the Company and the Guarantors will indemnify and hold harmless the Initial Purchasers against any documentary, stamp or similar insurance tax, including any interest and penalties on the creation, issuance and sale of the Securities and on the execution and delivery of this Agreement.  All payments to be made by the Company and the Guarantors hereunder shall be made without withholding or deduction for or on account of any present or future taxes, duties or governmental charges whatsoever unless the Company is compelled by law to deduct or withhold such taxes, duties or charges.  In that event, the Company shall pay such additional amounts as may be necessary in order that the net amounts received after such withholding or deduction shall equal the amounts that would have been received if no withholding or deduction had been made.

5.  Conditions of Initial Purchasers Obligations.  The obligation of each Initial Purchaser to purchase Securities on the Closing Date as provided herein is subject to the performance by the Company and each of the Guarantors of their respective obligations hereunder and to the following additional conditions:

(a)  Representations and Warranties.  The representations and warranties of the Company and the Guarantors contained herein shall be true and correct on the date hereof and on and as of the Closing Date; the statements of the Company, the Guarantors and their respective officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date; and the Company and the Guarantors shall have complied with all agreements and all conditions to be performed or satisfied on their part hereunder at or prior to the Closing Date.

(b)  No Downgrading.  Subsequent to the execution and delivery of this Agreement, (i) no downgrading shall have occurred in the rating accorded the Securities or any other debt securities or preferred stock issued or guaranteed by the Company or any of the Guarantors by any “nationally recognized statistical rating organization”, as such term is defined by the Commission for purposes of Rule 436(g)(2) under the Securities Act; and (ii) no such organization shall have publicly announced that it has under surveillance or review (other than an announcement with positive implications of a possible upgrading) its rating of the Securities or of any other debt securities or preferred stock issued or guaranteed by the Company or any of the Guarantors.

(c)  No Material Adverse Change.  Subsequent to the execution and delivery of this Agreement, no event or condition of a type described in Section 3(c) hereof shall have occurred or shall exist, which event or condition is not described in the Offering Memorandum and the effect of which in the judgment of the Representative makes it impracticable or inadvisable to proceed with the offering, resale and delivery of the Securities on the Closing Date on the terms and in the manner contemplated by this Agreement and the Offering Memorandum.

(d)  Officer’s Certificate.  The Representative shall have received on and as of the Closing Date a certificate of an executive officer of the Company and a certificate of a member of the governing board of each Guarantor who has specific knowledge of the Company’s or such Guarantor’s financial matters and is satisfactory to the Representative to the effect set forth in paragraphs (a) through (c) above.

(e)  Comfort Letters.  On the date of this Agreement and on the Closing Date, KPMG, LLP, shall have furnished to the Representative, at the request of the Company, letters, dated the respective dates of delivery thereof and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Representative, containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Preliminary Offering Memorandum and the Offering Memorandum.

(f)  Opinion of Counsel for the Company.  The Canadian, Dutch, French, Spanish and US counsel for the Company set forth on Schedule 2, shall have furnished to the Representative, at the request of the Company, their written opinion, dated the Closing Date and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Representative, substantially to the effect set forth in Annexes A, B, C, D and E, respectively, hereto.

(g)  Opinion of Counsel for the Initial Purchasers.  The Representative shall have received on and as of the Closing Date an opinion of Cravath, Swaine & Moore LLP, counsel for the Initial Purchasers, with respect to such matters as the Representative may reasonably request, and such counsel shall have received such documents and information as they may reasonably request to enable them to pass upon such matters.

(h)  No Legal Impediment to Issuance.  No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental or regulatory authority that would, as of the Closing Date, prevent the issuance or sale of the Securities; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the issuance or sale of the Securities.

(i)  Registration Rights Agreement.  The Initial Purchasers shall have received a counterpart of the Registration Rights Agreement that shall have been executed and delivered by a duly authorized officer of the Company and each of the Guarantors.

(j)  PORTAL and DTC.  The Securities shall have been approved by the NASD for trading in the PORTAL Market and shall be eligible for clearance and settlement through DTC.

(k)  The Acquisition.  The Acquisition will be consummated concurrently with this offering in accordance with the Combination Agreement and all other related documentation (without giving effect to any waivers of conditions consented to by the Initial Purchasers) all as described in the Offering Memorandum.

(l)  New Guarantor Counterparts.  The New Guarantors shall have executed this agreement on the Closing Date.

(m)  Amendment of the CIT Facility.  As of the Closing Date, (i) no default will exist and be continuing under the CIT Facility and (ii) the CIT Facility will be amended so that the execution, delivery and performance by the Company and each of the Guarantors of each of the Transaction Documents to which each is a party, the issuance and sale of the Securities and compliance by the Company and each of the Guarantors with the terms thereof and the consummation of the transactions contemplated by the Transaction Documents will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, the CIT Facility.

(n)  Termination of Loan Agreements.  On or prior to the Closing Date both the Financing Agreement dated as of January 10, 2002 by AT Plastics Inc. and the Regiment Capital II, L.P. and the Credit Agreement dated as of January 10, 2002 by AT Plastics Inc. and Peninsula Fund III, L.P. shall have been terminated and all obligations thereunder discharged.

(o)  Additional Documents.  On or prior to the Closing Date, the Company and the Guarantors shall have furnished to the Representative such further certificates and documents as the Representative may reasonably request.

(p)  Canadian Filings and Fees.  All filings and fees required by applicable Canadian Securities Laws in the Province of British Columbia and Ontario in connection with the offer, sale and delivery of the Securities to the Initial Purchasers and pursuant to, or in connection with, the initial resale of such Securities by the Initial Purchasers in accordance with this Agreement and the Offering Memorandum, shall have been made and paid, respectively, within the time periods prescribed by applicable Canadian Securities Laws.

All opinions, letters, certificates and evidence mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Initial Purchasers.

6.  Indemnification and Contribution.

(a)  Indemnification of the Initial Purchasers.  The Company and each of the Existing Guarantors and, as of the Closing Date, the New Guarantors, jointly and severally agree to indemnify and hold harmless each Initial Purchaser, its affiliates and each person, if any, who controls such Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted), joint or several, caused by any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Memorandum or the Offering Memorandum (or any amendment or supplement thereto), or caused by any omission or alleged omission to state therein a material fact or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages or liabilities are caused by any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representative expressly for use therein; provided, that with respect to any such untrue statement in or omission from the Preliminary Offering Memorandum, the indemnity agreement contained in this paragraph (a) shall not inure to the benefit of any Initial Purchaser to the extent that the sale to the person asserting any such loss, claim, damage or liability was an initial resale by such Initial Purchaser and any such loss, claim, damage or liability of or with respect to such Initial Purchaser results from the fact that both (i) a copy of the Offering Memorandum was not sent or given to such person at or prior to the written confirmation of the sale of such Securities to such person and (ii) the untrue statement in or omission from such Preliminary Offering Memorandum was corrected in the Offering Memorandum unless, in either case, such failure to deliver the Offering Memorandum was a result of non-compliance by the Company with the provisions of Section 4 hereof.

(b)  Indemnification of the Company.  Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company, each of the Guarantors and each person, if any, who controls the Company or any of the Guarantors within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities caused by any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to such Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representative expressly for use in the Preliminary Offering Memorandum and the Offering Memorandum (or any amendment or supplement thereto).

(c)  Notice and Procedures.  If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to either paragraph (a) or (b) above, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under this Section 6 except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under this Section 6.  If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others entitled to indemnification pursuant to this Section 6 that the Indemnifying Person may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding.  In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary; (ii) the Indemnifying Person has failed within a reasonable time after notice of the institution of such proceeding to retain counsel reasonably satisfactory to the Indemnified Person; (iii) the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be reimbursed as they are incurred.  Any such separate firm for any Initial Purchaser, its affiliates and any control persons of such Initial Purchaser shall be designated in writing by UBS Securities LLC and any such separate firm for the Company, the Guarantors and any control persons of the Company and the Guarantors shall be designated in writing by the Company.  The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment.  Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for fees and expenses of counsel as contemplated by this paragraph, the Indemnifying Person shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by the Indemnifying Person of such request and (ii) the Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement.  Notwithstanding the immediately preceding sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, an indemnifying party shall not be liable for any settlement effected without its written consent if such indemnifying party (i) reimburses such indemnified party in accordance with such requests tot he extent that it considers such request to be reasonable and (ii) provides written notice to the indemnified party substantiating the unpaid balance as unreasonable, in each case prior to the date of such settlement.  No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d)  Contribution.  If the indemnification provided for in paragraphs (a) and (b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantors on the one hand and the Initial Purchasers on the other from the offering of the Securities or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company and the Guarantors on the one hand and the Initial Purchasers on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.  The relative benefits received by the Company and the Guarantors on the one hand and the Initial Purchasers on the other shall be deemed to be in the same respective proportions as the net proceeds (before deducting expenses) received by the Company from the sale of the Securities and the total discounts and commissions received by the Initial Purchasers in connection therewith, as provided in this Agreement, bear to the aggregate offering price of the Securities.  The relative fault of the Company and the Guarantors on the one hand and the Initial Purchasers on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or any Guarantor or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e)  Limitation on Liability.  The Company, the Guarantors and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 6 were determined by pro rata allocation or by any other method of allocation (even if the Initial Purchasers were treated as one entity for such purpose) that does not take account of the equitable considerations referred to in paragraph (d) above.  The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 6, in no event shall an Initial Purchaser be required to contribute any amount in excess of the amount by which the total discounts and commissions received by such Initial Purchaser with respect to the offering of the Securities exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11 (f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The Initial Purchasers’ obligations to contribute pursuant to this Section 6 are several in proportion to their respective purchase obligations hereunder and not joint.

(f)  Non-Exclusive Remedies.  The remedies provided for in this Section 6 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity.

7.  Termination.  This Agreement may be terminated in the absolute discretion of the Representative, by notice to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on or by any of the New York Stock Exchange, the Toronto Stock Exchange or the over-the-counter market; (ii) trading of any securities issued or guaranteed by the Company or any of the Guarantors shall have been suspended on any exchange or in any over-the-counter market; (iii) a general moratorium on commercial banking activities shall have been declared by federal or New York State authorities, or by any Canadian or French authorities; or (iv) any occurrence of an outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or (v) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v) in the reasonable judgment of the Representative makes it impracticable or inadvisable to proceed with the public offering or the delivery of the Securities on the terms and in the manner contemplated in the Offering Memorandum.

8.  Defaulting Initial Purchaser.  (a)  If, on the Closing Date, any Initial Purchaser defaults on its obligation to purchase the Securities that it has agreed to purchase hereunder, the non-defaulting Initial Purchasers may in their discretion arrange for the purchase of such Securities by other persons satisfactory to the Company on the terms contained in this Agreement.  If, within 36 hours after any such default by any Initial Purchaser, the non-defaulting Initial Purchasers do not arrange for the purchase of such

Securities, then the Company shall be entitled to a further period of 36 hours within which to procure other persons satisfactory to the non-defaulting Initial Purchasers to purchase such Securities on such terms.  If other persons become obligated or agree to purchase the Securities of a defaulting Initial Purchaser, either the non-defaulting Initial Purchasers or the Company may postpone the Closing Date for up to [five] full Business Days in order to effect any changes that in the opinion of counsel for the Company or counsel for the Initial Purchasers may be necessary in the Offering Memorandum or in any other document or arrangement, and the Company agrees to promptly prepare any amendment or supplement to the Offering Memorandum that effects any such changes.  As used in this Agreement, the term “Initial Purchaser” includes, for all purposes of this Agreement unless the context otherwise requires, any person not listed in Schedule 1 hereto that, pursuant to this Section 8, purchases Securities that a defaulting Initial Purchaser agreed but failed to purchase.

(b)  If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Company as provided in paragraph (a) above, the aggregate principal amount of such Securities that remains unpurchased does not exceed one-eleventh of the aggregate principal amount of all the Securities, then the Company shall have the right to require each non-defaulting Initial Purchaser to purchase the principal amount of Securities that such Initial Purchaser agreed to purchase hereunder plus such Initial Purchaser’s pro rata share (based on the principal amount of Securities that such Initial Purchaser agreed to purchase hereunder) of the Securities of such defaulting Initial Purchaser or Initial Purchasers for which such arrangements have not been made.

(c)  If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Company as provided in paragraph (a) above, the aggregate principal amount of such Securities that remains unpurchased exceeds one-eleventh of the aggregate principal amount of all the Securities, or if the Company shall not exercise the right described in paragraph (b) above, then this Agreement shall terminate without liability on the part of the non-defaulting Initial Purchasers, the Company or the Guarantors, except that the Company and each of the Guarantors will continue to be liable for the payment of expenses as set forth in Section 9 hereof and except that the provisions of Section 6 hereof shall not terminate and shall remain in effect.

(d)  Nothing contained herein shall relieve a defaulting Initial Purchaser of any liability it may have to the Company, the Guarantors or any non-defaulting Initial Purchaser for damages caused by its default.

9.  Payment of Expenses.  (a)  Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Company and each of the Guarantors jointly and severally agree to pay or cause to be paid all costs and expenses incident to the performance of their respective obligations hereunder, including without limitation, (i) the costs incident to the authorization, issuance, sale, preparation and delivery of the Securities and any taxes payable in that connection (including VAT where applicable); (ii) the costs incident to the preparation and printing of the

Preliminary Offering Memorandum and the Offering Memorandum (including any amendment or supplement thereto) and the distribution thereof to the Initial Purchasers; (iii) the costs of reproducing and distributing each of the Transaction Documents; (iv) the fees and expenses of the Company’s and the Guarantors’ counsel and independent accountants; (v) the reasonable fees and expenses incurred in connection with the registration or qualification and determination of eligibility for investment of the Securities under the laws of such jurisdictions as the Representative may designate and the preparation, printing and distribution of a Blue Sky Memorandum (including the reasonable related fees and expenses of counsel for the Initial Purchasers); (vi) any fees charged by rating agencies for rating the Securities; (vii) the fees and expenses of the Trustee and any paying agent (including related fees and expenses of any counsel to such parties); (viii) all expenses and application fees incurred in connection with the application for the inclusion of the Securities on the PORTAL Market and the approval of the Securities for book-entry transfer by DTC; and (ix) all expenses incurred by the Company in connection with any “road show” presentation to potential investors.

(b)  If (i) this Agreement is terminated pursuant to Section 7, (ii) the Company for any reason fails to tender the Securities for delivery to the Initial Purchasers or (iii) the Initial Purchasers decline to purchase the Securities for any reason permitted under this Agreement (other than pursuant to Section 8), the Company and each of the Guarantors jointly and severally agrees to reimburse the Initial Purchasers for all out-of-pocket costs and expenses (including the fees and expenses of their counsel) reasonably incurred by the Initial Purchasers in connection with this Agreement and the offering contemplated hereby.

10.  Persons Entitled to Benefit of Agreement.  This Agreement shall inure to the benefit of and be binding upon the Company, the Guarantors and any controlling persons referred to herein, the Initial Purchasers, their respective affiliates and any controlling persons referred to herein, and their respective successors.  Nothing in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.  No purchaser of Securities from any Initial Purchaser shall be deemed to be a successor merely by reason of such purchase.

11.  Survival.  The respective indemnities, rights of contribution, representations, warranties and agreements of the Company, the Guarantors and the Initial Purchasers contained in this Agreement or made by or on behalf of the Company, the Guarantors or the Initial Purchasers pursuant to this Agreement or any certificate delivered pursuant hereto shall survive the delivery of and payment for the Securities and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of the Company, the Guarantors or the Initial Purchasers.

12.  Initial Purchasers’ Information.  The Company, the Guarantors and the Initial Purchasers acknowledge and agree that the only information relating to any Initial Purchaser that has been furnished to the Company in writing by any Initial Purchaser through the Representative expressly for use in the Preliminary Offering Memorandum and the Offering Memorandum (or any amendment or supplement thereto) consists of the following:  (i) the last paragraph on the front cover page concerning the terms of the offering by the Initial Purchasers; and (ii) the statements concerning the Initial Purchasers contained in the seventh, eighth and ninth paragraphs under the heading “Plan of Distribution”.

13.  Miscellaneous.  (a)  Authority of the Representative.  Any action by the Initial Purchasers hereunder may be taken by UBS Securities LLC on behalf of the Initial Purchasers, and any such action taken by UBS Securities LLC shall be binding upon the Initial Purchasers.

(b)  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication.  Notices to the Initial Purchasers shall be given to the Representative c/o UBS Securities LLC, 299 Park Avenue, New York, New York 10171 (fax: 203-719-1075); Attention: Syndicate Department.  Notices to the Company and the Guarantors shall be given to them at Acetex Corporation, 750 World Trade Center, 999 Canada Place, Vancouver, BC Canada V6C 3E1 (fax:  604-688-9620); Attention:  Brooke N. Wade, Chairman and Chief Executive Officer.

(c)  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.  The Company hereby submits to the non-exclusive jurisdiction of the United States Federal and State courts in the Borough of Manhattan in New York, New York, in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.  The Company irrevocably appoints CT Corporation System, 1111 Eighth Avenue, New York, New York, as its authorized agent in the Borough of Manhattan in New York, New York, upon which process may be served in any such suit or proceeding, and agrees that service of process upon such agent, and written notice of such service to the Company, shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding.  The Company further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect.

(d)  Counterparts.  This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

(e)  Amendments or Waivers.  No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

(f)  Headings.  The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours,

ACETEX CORPORATION,

By	/s/ Authorized Signatory
Title:

ACETEX LLC,

By /s/ Authorized Signatory
Title:

ACETEX B.V.,

By	/s/ Authorized Signatory
Title:

UBS SECURITIES LLC

For itself and on behalf of the
several Initial Purchasers listed
in Schedule 1 hereto.

By	/s/ Authorized Signatory
Authorized Signatory

By	/s/ Authorized Signatory
Authorized Signatory

The foregoing Agreement is hereby
agreed to and accepted as of the
Closing Date.

AT PLASTICS INC.,

By	/s/ Authorized Signatory
Title:

ALBERTA AG-INDUSTRIES LTD.

By	/s/ Authorized Signatory
Title:

Schedule 1

Initial Purchaser	Principal Amount

UBS Securities LLC	$56,250,000

J.P. Morgan Inc.	$18,750,000

$75,000,000

Schedule 2

Subsidiaries

Acetex LLC

Acetex B.V.

Transatlantique Chimie S.A.

Acetex Chimie S.A.

Erkol, S.A.

Erfei, A.I.E.

AT Plastics Inc.

AT Plastics Corporation

Alberta AG – Industries Ltd.

Acetex (Cyprus) Ltd.

3083829 Canada Inc.

Acetex Rhodium Fuel Cell Systems Ltd.

2028569 Ontario Limited

Acetex Derivatives, SAS

Acetex Intermediates, SAS  Transatlantique Chimie S.A.

Acetex Chemicals Limited

Acetex Chemie GMBH

Acetex Chimica s.r.l.

Acetex Qumica  S.L.

Erfei, A.I.E.

Energy Merchant Corp.

Snow Leopard Resources Ltd.

A.I.A. Alberta-AG Industries, Inc.

ANNEX A

Restrictions on Offers and Sales Outside the United States

In connection with offers and sales of Securities outside the United States:

(a)  Each Initial Purchaser acknowledges that the Securities have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in transactions not subject to, the registration requirements of the Securities Act.

(b)  Each Initial Purchaser, severally and not jointly, represents, warrants and agrees that:

(i) Such Initial Purchaser has offered and sold the Securities, and will offer and sell the Securities, (A) as part of their distribution at any time and (B) otherwise until 40 days after the later of the commencement of the offering of the Securities and the Closing Date, only in accordance with Regulation S under the Securities Act (“Regulation S”) or Rule 144A or any other available exemption from registration under the Securities Act.

(ii) None of such Initial Purchaser or any of its affiliates or any other person acting on its or their behalf has engaged or will engage in any directed selling efforts with respect to the Securities, and all such persons have complied and will comply with the offering restrictions requirement of Regulation S.

(iii) At or prior to the confirmation of sale of any Securities sold in reliance on Regulation S, such Initial Purchaser will have sent to each distributor, dealer or other person receiving a selling concession, fee or other remuneration that purchase Securities from it during the distribution compliance period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering of the Securities and the date of original issuance of the Securities, except in accordance with Regulation S or Rule 144A or any other available exemption from registration under the Securities Act.  Terms used above have the meanings given to them by Regulation S.”

(iv) Such Initial Purchaser has not and will not enter into any contractual arrangement with any distributor with respect to the distribution of the Securities, except with its affiliates or with the prior written consent of the Company.

Terms used in paragraph (a) and this paragraph (b) have the meanings given to them by Regulation S.

(c)  Each Initial Purchaser represents, severally and not jointly, warrants and agrees with the Company and each of the Guarantors that (i) it has not offered or sold and prior to the expiry of a period of six months from the Closing Date, will not offer or sell any Securities to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the United Kingdom Public Offers of Securities Regulations 1995 (as amended); (ii) it has complied and will comply with all applicable provisions of the United Kingdom Financial Services and Markets Act 2000 (“FSMA”) with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom; and (iii) it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any Securities in circumstances in which section 21(1) of the FSMA does not apply to the Company or the Guarantors.

(d)  Each Initial Purchaser acknowledges that no action has been or will be taken by the Company that would permit a public offering of the Securities, or possession or distribution of the Preliminary Offering Memorandum, the Offering Memorandum or any other offering or publicity material relating to the Securities, in any country or jurisdiction where action for that purpose is required.

(e)  Each Initial Purchaser covenants that it will not offer, solicit the sale of, or sell the Securities in any province or territory of Canada except pursuant to a prospectus exemption by or through persons registered under applicable legislation or exempt from such registration requirements.

2

Exhibit A

[Form of Registration Rights Agreement]